UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2020
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
    240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective March 25, 2020 (the "Effective Date"), the Board of Directors of Groupon, Inc. (the "Company") appointed Aaron Cooper as Interim Chief Executive Officer, while the Company conducts a search for a permanent Chief Executive Officer. Mr. Cooper replaces Rich Williams, who is no longer serving as the Company’s Chief Executive Officer or member of the Board as of the Effective Date.  In addition, Steve Krenzer is no longer serving as the Company’s Chief Operating Officer as of the Effective Date. Both Mr. Williams and Mr. Krenzer will remain employed by the Company. The terms of Mr. Williams’ and Mr. Krenzer’s separations will be disclosed as available and required.
Mr. Cooper, age 45, served as the Company’s President of North America since July 2017. Mr. Cooper previously served in various senior leadership positions at the Company from May 2010 to July 2017, including as the Company’s Chief Marketing Officer, Head of Global Travel, head of the North America Goods category and head of the North America Local category. Prior to joining the Company, Mr. Cooper served as Executive Vice President Marketing at optionsXpress from January 2009 to May 2010 and as Group Vice President, Online Marketing at Orbitz Worldwide, Inc. from 2004 to 2009. Prior to that, Mr. Cooper held consulting roles at AEG Partners, AOL and Price Waterhouse Management Consultants.
In connection with Mr. Cooper’s appointment as Interim Chief Executive Officer, Mr. Cooper will receive an annual base salary of $600,000 and a cash bonus of $600,000, payable in four quarterly installments beginning on April 15, 2020, subject to his continued employment with the Company on each payment date.
In addition, Mr. Cooper will receive an award of 4,000,000 restricted share units ("RSUs") under the Groupon, Inc. 2011 Incentive Plan, as amended (the "Plan").  The RSU award will vest as follows: 1,800,000 RSUs on April 1, 2021, 1,800,000 RSUs on April 1, 2022 and 400,000 RSUs on December 31, 2022. Mr. Cooper also will receive (i) an award of 600,000 target performance share units ("PSUs") under the Plan and (ii) performance cash valued at $300,000 under the Plan. The PSUs will have a maximum payout capped at 100% of the target award. The actual number of PSUs and amount of performance cash earned, if at all, will be determined based on the Company meeting specific performance objectives to be established by the Compensation Committee. PSUs and performance cash earned, if any, will vest on January 2, 2021 subject to the Compensation Committee’s certification of the performance objectives. The vesting of RSUs, issuance of PSUs and vesting of performance cash are subject to Mr. Cooper’s continued employment with the Company on the vesting dates and at the end of the performance period, as applicable.
Under Mr. Cooper’s severance benefit agreement, he will receive severance benefit amounts upon a termination of employment without Cause or for Good Reason equal to 12 months of salary and benefits, the accelerated vesting of outstanding time-based equity awards that are scheduled to vest over the 12 month period following termination, and vesting of a pro-rated portion of his outstanding performance-based equity awards for the applicable performance period (subject to the Compensation Committee’s certification of the performance objectives following the end of the performance period). In the event that Mr. Cooper’s employment is terminated in connection with a change in control of the Company, he will receive an amount equal to 12 months of salary and benefits, the accelerated vesting of 100% of his outstanding equity awards, 100% of his target performance cash and any unpaid portion of his cash bonus. In the event another CEO is hired before December 31, 2020, the performance conditions on Mr. Cooper’s PSUs described above and performance cash will be deemed to be achieved at target and shall be payable to Mr. Cooper.  The description of the terms of Mr. Cooper’s severance benefit agreement is not complete and is qualified in its entirety by the form of severance benefit agreement filed as Exhibit 10.1 to the Form 10-Q for the quarter ended September 30, 2019, and incorporated herein by reference.
There are no family relationships between Mr. Cooper and any of the directors or executive officers of the Company, and there are no transactions in which Mr. Cooper has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Cooper and any other person pursuant to which Mr. Cooper was appointed as an officer of the Company.
A press release announcing the matters described above is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:
Exhibit No.	Description
99.1	Press release dated March 25, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: March 25, 2020
By: /s/ Melissa Thomas Name: Melissa Thomas Title: Chief Financial Officer